Etsy, Inc. Reports Second Quarter 2024 Results
Consolidated results came in at the high end or ahead of guidance for key performance metrics

Brooklyn, NY - July 31, 2024 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its second quarter ended June 30, 2024.
“We are pleased that second quarter consolidated results included sequential acceleration of Etsy marketplace year-over-year GMS, higher consolidated revenue both year-over-year and sequentially, and strong adjusted EBITDA profitability,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. ”Gifting is proving to be a winning theme - driving growth as a key source of differentiation for Etsy. We are making excellent progress with other bold moves and investments meant to raise consideration among buyers - to help us stand apart more than ever. While this is a challenging environment for our type of goods, we are focused on reigniting Etsy marketplace growth and gaining market share.”
Second quarter 2024 performance highlights include:
•Consolidated GMS was $2.9 billion, down 2.1% year-over-year and down 1.9% on a currency-neutral basis. Consolidated GMS included a small headwind from the divestiture of Elo7.
•Etsy marketplace GMS was $2.5 billion, down 3.2% year-over-year and down 2.9% on a currency-neutral basis.
◦Gifting GMS1 was up 4.1% year-over-year, representing approximately 27% of GMS, significantly outperforming select online gifting focused peers.2
◦Active buyers increased 1.0% year-over-year to 91.5 million, largely flat on a sequential basis, and we continued to see year-over-year growth in international active buyers.
◦We reactivated 6.4 million buyers, up 8.5% from the prior year period, and acquired 5.6 million new buyers. Our retention of active buyers remains above pre-pandemic levels on a trailing twelve month basis.
◦While GMS per active buyer on a trailing twelve month basis for the Etsy marketplace declined 3.2% year-over-year to $124 in the second quarter, trends in this metric continued to stabilize on a sequential basis.
◦Our number of habitual buyers was 6.9 million, down 3.0% year-over-year, although our retention rate of habitual buyers was slightly better on a year-over-year basis.
◦U.S. domestic GMS represented 52% of overall GMS and GMS ex-U.S. domestic was 48% of overall GMS.
•Consolidated revenue was $647.8 million, up 3.0% versus the second quarter of 2023, with a take rate (i.e., consolidated revenue divided by consolidated GMS) of 22.0%. Our positive revenue growth was primarily driven by growth in Marketplace revenue, primarily driven by payments revenue and transaction fee revenue from Offsite Ads.
•Consolidated net income was $53.0 million, down $8.9 million year-over-year, reflecting a $7.2 million retroactive non-income tax expense. Consolidated net income margin (i.e., net income divided by revenue) was approximately 8.2% and diluted net income per share was $0.41.
•Consolidated non-GAAP Adjusted EBITDA was $179.4 million, with consolidated non-GAAP Adjusted EBITDA margin (i.e., consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue) of approximately 27.7%.
•Etsy ended the second quarter with $1.1 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the second quarter of 2024 Etsy repurchased an aggregate of approximately $150 million, or 2.4 million shares, of its common stock. These shares were purchased pursuant to a 10b5-1 plan.

“We are investing in strategic growth areas including Gifting, highlighting the best of Etsy through Quality initiatives, launching a new Loyalty Program, expanding our App, and more, while also carefully managing expenses to deliver very healthy profit,” said Rachel Glaser, Chief Financial Officer. “In fact, second quarter adjusted EBITDA was about 28%, ahead of our guidance and up 130 bps from last year, as we gained leverage year-over-year on employee costs and cost of revenue, which was partially offset by higher level of performance marketing investments to help fuel buyer growth and frequency. The Etsy marketplace’s record level of active buyers has held up quite well, and we added approximately 12 million new and reactivated buyers during the quarter.”

1 Etsy Gifting GMS: Estimate based upon word 'gift' in the listing title, shipped with a gift message, or other signal the item was purchased as a gift.
2 Source: Consumer Edge spend data from sampling of credit card transactions from online 'gifting' peers Zola, Zazzle, Minted, Uncommon Goods, Hallmark, and Mark and Graham.

Second Quarter 2024 Financial Summary
(in thousands, except percentages; unaudited)

The financial results of Elo7 have been included in our consolidated financial results for the prior year periods, as Elo7 was sold on August 10, 2023. The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended June 30,		% (Decline) Growth Y/Y		Six Months Ended June 30,		% (Decline) Growth Y/Y
	2024	2023			2024	2023
GMS (1)	$2,949,254	$3,012,504	(2.1)%		$5,935,754	$6,113,862	(2.9)%
Revenue	$647,806	$628,876	3.0%		$1,293,760	$1,269,753	1.9%
Marketplace revenue	$470,377	$452,957	3.8%		$937,359	$920,473	1.8%
Services revenue	$177,429	$175,919	0.9%		$356,401	$349,280	2.0%
Gross profit	$463,716	$440,238	5.3%		$922,537	$885,662	4.2%
Operating expenses	$393,547	$442,610	(11.1)%		$784,278	$809,835	(3.2)%
Net income	$53,005	$61,915	(14.4)%		$116,009	$136,452	(15.0)%
Net income margin	8.2%	9.8%	(160)	bps	9.0%	10.7%	(170)	bps
Adjusted EBITDA (Non-GAAP)	$179,375	$166,235	7.9%		$347,310	$336,578	3.2%
Adjusted EBITDA margin (Non-GAAP)	27.7%	26.4%	130	bps	26.8%	26.5%	30	bps

Active sellers (2)	8,801	8,312	5.9%		8,801	8,312	5.9%
Active buyers (2)	96,610	96,250	0.4%		96,610	96,250	0.4%
Percent GMS ex-U.S. domestic (1)	45%	45%	—	bps	45%	45%	—	bps
(1)Consolidated GMS for the three and six months ended June 30, 2024 includes Etsy marketplace GMS of $2.5 billion and $5.1 billion, respectively. Percent GMS ex-U.S. domestic for the Etsy marketplace for both the three and six months ended June 30, 2024 was 48%.
(2)Consolidated active sellers and active buyers includes Etsy marketplace active sellers and active buyers of 6.6 million and 91.5 million, respectively, as of June 30, 2024.

Second Quarter 2024 Operating Highlights

Our “Right to Win” is centered on key elements that we believe make the Etsy marketplace a better place to shop and sell and, which, in turn, will bring more buyers, lead to increased frequency and size of purchases, and build trust in the Etsy marketplace. In 2024, we are focused on building buyer consideration by making it easier to ‘find the best stuff’ on Etsy, driving association that Etsy sellers offer great value, and making shopping on Etsy more reliable and dependable. The below highlights some of our key initiatives:
Product Highlights:
In order to drive buyer Consideration, we are making progress in our efforts to position Etsy as an indispensable partner for Gifting, with broad based investments positively impacting our performance:
•We reported single-digit year-over-year growth in U.S. GMS for Mother's Day and Father’s Day, and double-digit year-over-year growth for graduations, another important second quarter gifting occasion.
•U.S. buyer survey data we are tracking for Gifting indicates we are making solid progress. For example, we saw a significant year-over-year increase in prompted consideration of Etsy as a destination for gifts. We are also tracking an increase in consumer perception that Etsy makes it easy to find a great gift, a survey question we introduced more recently, in connection with the launch of Gift Mode.
•Gift Mode is now available everywhere Etsy operates globally, and in ten languages.
•Product enhancements for the quarter included the addition of Lists and Reminders, Occasion Pages (ex: anniversary, birthday, etc.), and Gift Teaser Video Messages.
•We built integration for third party sales of Etsy Gift Cards aligned with our overall Gifting strategy.
We launched a “Made for You” microsite to increase consideration and help buyers get the most out of shopping on Etsy. It features our latest product improvements, including Gift Mode, the Deals Tab, the Etsy’s Picks badge, and Etsy Purchase Protection. The microsite was launched globally in June, is available in 11 languages, and has already attracted hundreds of thousands of users.

To help buyers ‘find the best stuff on Etsy,’ we invested in the following Quality initiatives:
•As announced on July 9th, we made a series of updates across our seller policies and the shopping experience in order to shine a brighter spotlight on our sellers’ work, be even clearer about Etsy’s rules, and reinforce what Etsy stands for and why we are different and special. We introduced new “Creativity Standards,” which categorize what's allowed on Etsy based on a sellers’ role in the creative process. We're also more clearly showing buyers how sellers are involved in their items by adding clearer descriptors to listing pages indicating whether they are made, designed, handpicked, or sourced by a seller. Along with these important changes to our marketplace, we launched a new homepage as well as full funnel marketing campaigns in the United States and United Kingdom, which feature real Etsy sellers and highlight our unique positioning.
•We expanded the diversity of merchandise we are showing buyers, with a goal to reduce the cognitive load experienced when search results deliver too many similar items. Recent search advances expanded the diversity of both sellers and items that we are showing per query. For example, our work resulted in an approximately 50% decline in the percent of searches where a high percentage of listings seen on page one are from a single seller; and an over 70% reduction in the number of searches that have two or more listings that may appear identical.
Aligned with our efforts to make shopping on Etsy more reliable and dependable, and also to drive international growth, we recently secured a new preferred shipping partnership with a third party to simplify cross-border logistics for Turkish sellers. We continued to expand Etsy Payments globally, with about 98% of our GMS now processed through our platform.
We worked to continue to build trust in our marketplace with a roll out of our new seller set-up fee in additional regions. This fee, meant to strengthen our new shop onboarding process, and in combination with added trust and safety enforcement - resulted in a significant decline in fraudulent onboarding, while continuing to provide ample access for creative entrepreneurs to start businesses on Etsy.
Marketing Highlights:
We further developed plans to launch our new Etsy Insider Loyalty program, currently scheduled to be introduced in invitation-only beta form to targeted occasional Etsy U.S. buyers in mid-September. Etsy Insider will be buyer-fee based, offering free U.S. domestic shipping on millions of items, item discounts, first access merchandise and other benefits, with a goal to drive frequency and loyalty over time.
We now manage all of Etsy’s paid search campaigns in-house, enabling us to reallocate the significant external costs of managing these campaigns directly into the campaigns themselves.
To support our U.S. sellers, we launched a targeted marketing campaign to promote the availability of a seller financing program offered via a third party partner. We’ve observed strong initial engagement from the campaign signaling interest and need for additional capital among our seller community.
Etsy’s Creator Collective program, which incentivizes creators and influencers to drive purchases, social conversation, and unique content for Etsy by providing affiliate links to any page on Etsy.com and boosting top posts, has reached over 260,000 participants.
•Reverb continues to highlight affordable music gear across its experience:
◦Buyers can now compare prices for used and discounted items to the typical price for an equivalent brand new item. Reverb’s foundational search ranking model was also optimized to highlight the best deals on the platform, driving more than 2% increases in conversion rate in Reverb’s native apps.
◦Reverb launched its new Reverb Outlet in June, which showcases high-quality new and like-new gear sold at discounts of 20% or more from authorized retailers and brands. The launch was promoted through an integrated marketing campaign spanning earned, owned, and paid channels.
•Reverb invested in enhanced seller tooling, launching quick price edits internationally, which drove a 10% lift in price drops, and rolled out a new platform to help sellers better manage their listings.

•Depop removed selling fees for sellers based in the U.S. effective July 15, and introduced a small buyer marketplace fee, a change designed to empower sellers to earn more from their wardrobes, offer improved value and choice for buyers, and make it easier for people to take their first steps into secondhand. The evolved fee structure follows similar changes made in the U.K. market earlier this year.
•Depop also continues to highlight good value on the marketplace, making it easier and more intuitive for buyers to send reasonably priced offers to sellers and vice versa.
•Depop focused on positioning itself as a dynamic two-sided marketplace, with stronger emphasis on seller messaging, while increasing its in-real-life presence among key target demographics in the U.S.

Consolidated Q3 24 Financial Guidance

Q3 24 Guidance
GMS	We currently estimate that Consolidated GMS will decline in the low single digit range on a year-over-year basis.
Take Rate	Similar to Q2 24
Adjusted EBITDA Margin	~27%
Regarding our full-year 2024 outlook, we reiterate that consolidated adjusted EBITDA margin should come in at least the same as the 2023 result.
Please note that our guidance assumes currency exchange rates remain unchanged at current levels.
With respect to our expectations under “Consolidated Q3 24 Financial Guidance ” and outlook for the remainder of 2024 above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense, foreign exchange (gain) loss, interest and other non-operating income, net, provision (benefit) for income taxes, acquisition, divestiture, and corporate structure-related expenses, and other non-recurring expenses.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, and Reverb, the largest online marketplace dedicated to music gear. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com
Media Relations Contact:
Sarah Marx, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the third quarter of 2024 and outlook for the full year of 2024 and underlying assumptions; our ability to reignite Etsy marketplace growth and gain market share; our ability to invest in strategic growth while delivering on profitability; our ability to drive buyer engagement through our new Quality initiatives; and the impact of our “Right to Win” strategy and our product development and marketing efforts, including the timing and impact of the launch of Etsy Insider. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the level of demand for our services or products sold in our marketplaces; (2) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) any real or perceived inaccuracies in our operational metrics; (6) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber-related events; (7) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (8) macroeconomic events that are outside of our control; (9) operational and compliance risks related to our payments systems; (10) our ability to recruit and retain employees; (11) our ability to compete effectively; (12) enforcement of our marketplace policies; (13) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (14) risks related to our environmental, social, and governance activities and disclosures; (15) our efforts to expand our operations outside of the United States; (16) acquisitions that may prove unsuccessful or divert management attention; (17) failure to deal effectively with fraud; (18) compliance with evolving regulations, including in the area of privacy and data protection; and (19) litigation and regulatory matters, including intellectual property claims. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of June 30, 2024	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$759,211	$914,323
Short-term investments	240,679	236,118
Accounts receivable, net	10,324	24,734
Prepaid and other current assets	109,311	129,884
Funds receivable and seller accounts	239,481	265,387
Total current assets	1,359,006	1,570,446
Property and equipment, net	238,798	249,794
Goodwill	137,742	138,377
Intangible assets, net	435,687	457,140
Deferred tax assets	137,756	137,776
Long-term investments	93,528	86,676
Other assets	45,571	45,191
Total assets	$2,448,088	$2,685,400
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,070	$29,920
Accrued expenses	256,819	353,553
Finance lease obligations—current	6,037	6,079
Funds payable and amounts due to sellers	239,481	265,387
Deferred revenue	15,788	14,635
Other current liabilities	33,290	41,207
Total current liabilities	564,485	710,781
Finance lease obligations—net of current portion	96,587	99,620
Deferred tax liabilities	8,788	13,192
Long-term debt, net	2,285,950	2,283,817
Other liabilities	127,274	121,705
Total liabilities	3,083,084	3,229,115
Total stockholders’ deficit	(634,996)	(543,715)
Total liabilities and stockholders’ deficit	$2,448,088	$2,685,400

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$647,806	$628,876	$1,293,760	$1,269,753
Cost of revenue	184,090	188,638	371,223	384,091
Gross profit	463,716	440,238	922,537	885,662
Operating expenses:
Marketing	183,063	165,870	374,874	337,184
Product development	114,493	121,988	224,339	237,912
General and administrative	95,991	86,661	185,065	166,648
Asset impairment charges	—	68,091	—	68,091
Total operating expenses	393,547	442,610	784,278	809,835
Income (loss) from operations	70,169	(2,372)	138,259	75,827
Other income, net	8,808	7,786	20,373	10,858
Income before income taxes	78,977	5,414	158,632	86,685
(Provision) benefit for income taxes	(25,972)	56,501	(42,623)	49,767
Net income	$53,005	$61,915	$116,009	$136,452
Net income per share attributable to common stockholders:
Basic	$0.46	$0.50	$0.99	$1.10
Diluted	$0.41	$0.45	$0.89	$0.98
Weighted-average common shares outstanding:
Basic	116,432	123,463	117,445	123,971
Diluted	133,118	141,011	134,263	142,011

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income	$116,009	$136,452
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	145,400	145,964
Depreciation and amortization expense	53,933	46,118
Provision for expected credit losses	7,321	10,258
Deferred benefit for income taxes	(4,291)	(67,568)
Asset impairment charges	—	68,091
Other non-cash (income) expense, net	(11,556)	894
Changes in operating assets and liabilities	(86,722)	(148,307)
Net cash provided by operating activities	220,094	191,902
Cash flows from investing activities
Purchases of property and equipment	(5,908)	(3,852)
Development of internal-use software	(14,093)	(12,603)
Purchases of investments	(192,863)	(197,565)
Sales and maturities of investments	185,120	171,307
Net cash used in investing activities	(27,744)	(42,713)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(33,007)	(49,256)
Repurchase of stock	(308,726)	(187,037)
Proceeds from exercise of stock options	2,735	5,755
Payment of debt issuance costs	—	(2,186)
Settlement of convertible senior notes	—	(90)
Payments on finance lease obligations	(3,086)	(3,150)
Other financing, net	3,821	(278)
Net cash used in financing activities	(338,263)	(236,242)
Effect of exchange rate changes on cash	(9,199)	7,287
Net decrease in cash, cash equivalents, and restricted cash	(155,112)	(79,766)
Cash, cash equivalents, and restricted cash at beginning of period	914,323	926,619
Cash, cash equivalents, and restricted cash at end of period	$759,211	$846,853

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS decline for the periods presented below are as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
June 30, 2024	(2.1)%	(1.9)%	(0.2)%	(2.9)%	(3.0)%	0.1%
June 30, 2023	(0.6)%	(0.4)%	(0.2)%	(2.7)%	(1.5)%	(1.2)%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating income, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; acquisition, divestiture, and corporate structure-related expenses; asset impairment charges; restructuring and other exit (income) costs; and retroactive non-income tax expense. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect interest and other non-operating income, net;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;
•Adjusted EBITDA does not reflect acquisition, divestiture, and corporate structure-related expenses;
•Adjusted EBITDA does not consider the impact of asset impairment charges;
•Adjusted EBITDA does not reflect restructuring and other exit (income) costs;
•Adjusted EBITDA does not reflect retroactive non-income tax expense; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$53,005	$61,915	$116,009	$136,452
Excluding:
Interest and other non-operating income, net	(3,947)	(5,934)	(9,257)	(11,623)
Provision (benefit) for income taxes	25,972	(56,501)	42,623	(49,767)
Depreciation and amortization	27,087	22,946	53,933	46,118
Stock-based compensation expense (1)	74,717	77,281	145,400	145,964
Foreign exchange (gain) loss	(4,861)	(1,852)	(11,116)	765
Acquisition, divestiture, and corporate structure-related expenses	234	289	2,132	578
Asset impairment charges	—	68,091	—	68,091
Restructuring and other exit (income) costs	(76)	—	342	—
Retroactive non-income tax expense (2)	7,244	—	7,244	—
Adjusted EBITDA	$179,375	$166,235	$347,310	$336,578
Divided by:
Revenue	$647,806	$628,876	$1,293,760	$1,269,753
Adjusted EBITDA margin	27.7%	26.4%	26.8%	26.5%
(1)Stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cost of revenue	$8,787	$8,171	$16,491	$15,417
Marketing	5,882	6,107	12,319	11,369
Product development	38,441	38,220	72,505	74,929
General and administrative	21,607	24,783	44,085	44,249
Stock-based compensation expense	$74,717	$77,281	$145,400	$145,964

(2)Retroactive non-income tax expense related to the digital services tax legislation in Canada, which was enacted on June 28, 2024 retroactive to January 1, 2022.